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                                                                  Exhibit 23.2

                       Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in Post Effective Amendment on Form S-3 to Registration Statement on Form S-11 and related Prospectus of Beacon Capital Partners, Inc. (the "Company") for the registration of 20,394,843 shares of its common stock; to the incorporation by reference therein from the Company's Annual Report (Form 10-K) for the year ended December 31, 1998 of (i) our report dated January 21, 1999, with respect to the consolidated financial statements and schedule of Beacon Capital Partners, Inc. and (ii) our report dated January 8, 1999, with respect to the consolidated financial statements and schedule of Beacon/PW Kendall LLC; and to the incorporation therein from the Company's Current Report on Form 8-K dated November 17, 1999 of (iii) our report dated March 26, 1999, with respect to the combined historical summary of gross income and direct operating expenses for Fort Point Place, (iv) our report dated May 22, 1998, with respect to the combined historical summary of gross income and direct operating expenses for The Athenaeum Portfolio, (v) our report dated July 1, 1998, with respect to the combined historical summary of gross income and direct operating expenses for The Breunig Portfolio, and (vi) our report dated May 22, 1998, with respect to the historical summary of gross income and direct operating expenses for Technology Square and the Draper Building, all filed with the Securities and Exchange Commission.

                                                     /s/ ERNST & YOUNG LLP

Boston, Massachusetts
November 24, 1999